Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated February 3, 2006 (except for Note 12, as to which the date is February 17, 2006), which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern, appearing on page F-2 of the annual report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2005, and to reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

April 13, 2006